UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ABGENIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Participants in Solicitation

Amgen and Abgenix and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Abgenix stockholders in connection with the merger.  Information about the directors and executive officers of Amgen and their ownership of Amgen’s stock is set forth in the proxy statement for Amgen’s 2005 Annual Meeting of Stockholders.  Information about the directors and executive officers of Abgenix and their ownership of Abgenix’s stock is set forth in the proxy statement for Abgenix’s 2005 Annual Meeting of Stockholders.

Additional Information About the Acquisition and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Abgenix by Amgen.  In connection with the proposed acquisition, Amgen and Abgenix intend to file relevant materials with the SEC, including Abgenix’s proxy statement for a Special Meeting of Stockholders for approval of the proposed merger.  STOCKHOLDERS OF ABGENIX ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ABGENIX’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Abgenix stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Abgenix.  Such documents are not currently available.

Answers: Merger Questions as of Dec. 19

Posted January 12, 2006

Stock and Stock Options

Q1:  If I own shares of Abgenix common stock, what do I receive if I sell my shares today versus holding on to my shares until the consummation of the merger?

Per the Amgen/Abgenix merger agreement, upon the consummation of the merger, all outstanding shares of Abgenix common stock (whether the holder has physical certificates or holds the shares in “street name” through a broker) will be converted into the right to receive a cash payment of $22.50 per share without interest and less any applicable withholding taxes.  If you choose to sell shares of Abgenix common stock before the close of the merger, they will be priced, as with all normal stock transactions, at the market price in effect at time of the trade.

Q2:  Prior to the consummation of the merger, can I exercise my vested Abgenix options any time within an open trading window?

To the extent that your Abgenix stock options are vested and exercisable at any time prior to the consummation of the merger, you may exercise such vested stock options.  When a stock option is exercised, you become the owner of the shares issued pursuant to the exercise of the stock option, and you will be able to sell such shares at any time prior to the consummation of the merger, subject to the Abgenix Insider Trading Policy.  Any shares you hold upon consummation of the merger will be converted into the right to receive a cash payment equal to $22.50 per share without interest and less any applicable withholding taxes.

Q3:  Will all of my Abgenix stock options vest on the day the merger closes?

The merger agreement provides for the following treatment of outstanding Abgenix stock options:

•      Options with exercise prices in excess of $30.  Each outstanding stock option to purchase shares of Abgenix common stock with a per share exercise price in excess of $30 will become fully vested and will terminate if not exercised within 30 days following the date the holder of such equity award is provided notice of such vesting. This notice will be given at least 31 days prior to the closing of the merger.

•      All other options.  Each outstanding stock option to purchase shares of Abgenix common stock with a per share exercise price less than or equal to $30 will be converted into an equivalent stock option to acquire shares of Amgen common stock.  The number of shares of Amgen stock you may purchase upon exercise of your converted options will be determined under a formula in the merger agreement.  The formula is based on the relative prices of Amgen common stock and Abgenix common stock upon the consummation of the merger, so that your converted options immediately following the merger will have approximately the same economic value as your Abgenix stock options immediately prior to the merger.

For example:  Assume you hold an option to purchase 400 shares of Abgenix common stock immediately prior to the consummation of the merger.  This option has an exercise price of $10 per share.  Your total exercise price is therefore $4,000 (400 x $10).  Assume further that the average of the closing sale prices of a share of Amgen common stock for each of the five consecutive trading days immediately preceding the closing date of the merger is $75.  Pursuant to the option conversion formula in the merger agreement, the number of Abgenix shares subject to the option (400) is multiplied by a fraction, the numerator of which is the per share merger consideration ($22.50) and the denominator of which is the average of the closing sale prices of a share of Amgen common stock for each of the five consecutive trading days immediately preceding the closing date of the merger ($75), rounded down to the nearest whole share, so that following the consummation of the merger, your option to purchase 400 shares of Abgenix common stock would be converted into an option to purchase 120 shares of Amgen common stock.  The new per share exercise price of the converted option will equal the original per share exercise price ($10) divided by the above fraction ($22.50/$75), rounded up to the nearest whole cent, such that the exercise price is $33.34 per share, for the total exercise price of approximately $4,000 (120 x $33.34).

The terms and conditions of any converted equity award generally will be the same as the terms and conditions of the original Abgenix equity award, including with respect to exercisability, vesting, duration and the effect of termination of service.

Q4:  When the merger closes, what is the process for exercising my options and selling the underlying shares to receive the $22.50 per share price?  Do we need to sell them on the open market or will we automatically receive a payout once the merger has been completed?

To the extent your stock options are vested and exercisable or become vested and exercisable prior to the consummation of the merger, you may exercise such outstanding stock options and receive the underlying shares of Abgenix common stock.  Any shares of Abgenix common stock that you hold upon consummation of the merger, whether as a result of the exercise of a stock option or otherwise, will be converted into the right to receive a cash payment of $22.50 per share without interest, less any applicable withholding taxes.  To the extent you hold any outstanding Abgenix stock options upon the consummation of the merger, such stock options will be subject to the treatment described in the answer for Q3 above.

Q5:  How will vested and unvested options be converted?

See the answer to Q3 above.

Employee Stock Purchase Plan

Q1:  Will my Abgenix shares purchased through the ESPP get converted to Amgen stock (with the same value) or will they be cashed out?

Shares of Abgenix stock purchased by you under an ESPP sponsored by Abgenix, and which are not sold prior to the merger will be, on consummation of the merger,

converted into the right to receive a cash payment of $22.50 per share without interest and less any applicable withholding taxes.

Q2:  If cashed out upon the consummation of the merger, will the proceeds of the sale of shares purchased pursuant to the ESPP be taxed as normal income or as a capital gain?

With respect to any shares purchased pursuant to the ESPP that have been held by you for less than one year from the date of purchase and less than two years from the first day of the offering period pursuant to which they were purchased, a “disqualifying disposition” of such shares will take place resulting in your recognition of ordinary income.  Please review the prospectus to the ESPP for more details on the federal tax consequences of dispositions of shares purchased under the ESPP.  You should consult your tax advisor regarding your individual tax situation.

Q3:  Will we be able to continue our contributions to the ESPP up until the effective time of the merger?

Pursuant to the merger agreement, Abgenix has agreed to take all actions necessary to cause all “purchase periods” under the ESPP to be shortened by setting a new exercise date for all such periods on or before January 13, 2006.  All your accumulated payroll deductions will be used to purchase shares of Abgenix common stock on such exercise date in accordance with the terms of the ESPP.  This final purchase on January 13, 2006 will happen automatically, unless you withdraw from the “offering period” as provided in Section 10 of the ESPP.

Following the new exercise date, no new purchase periods will begin under the ESPP and prior to the consummation of the merger, the ESPP will be terminated.  All your rights under any “offering period” that you are enrolled in under the ESPP will otherwise remain the same.

Benefits

Q1:  What are Amgen’s policies regarding accrual of vacation time?

The amount of vacation time an employee accrues depends on the employee’s length of service with the company, as summarized below:

Length of Employment	Accrued Vacation Per Year
Up to 5 years	15 days (120 hours)
5 to 9 years	15 days (120 hours), plus one day for each year of service beginning with year five.
10 or more years	An additional four hours each year starting at year 10, up to 20 years.

Your service with Abgenix will count towards length of service for purposes of determining your vacation accrual rate following the closing date of the merger.  The maximum amount of vacation an employee can accrue is 1.75 times his or her annual accrual rate. This amount may be carried over from year to year.

Q2:  What is the approximate timeframe for switching from Abgenix benefits to Amgen benefits?

Amgen anticipates that the transition to the full Amgen benefits program will take place no later than December 31, 2006. It is possible that some parts of the Amgen program will be made available to Abgenix staff members at different times during 2006. Staff members will continue to be covered under current Abgenix benefits until the corresponding Amgen benefit program can be implemented.

Business

Q1:  If I am in the midst redesigning a quality system at Abgenix, for example training staff members in the POQ function, how should I proceed?

All work being done on our quality systems should continue as planned to support the existing timeline anticipated for the commercial manufacturing of panitumumab.

Amgen and Abgenix teams will begin shortly to coordinate integration activities, including evaluating potential system changes.  However, none of these changes will go into effect until the merger closes.

Amgen ESPP

Q1:  Under Amgen’s ESPP, employees are only eligible to sign up to participate in the ESPP on July 1st or January 1st of each calendar year.  Since the merger will likely close in March or April of 2006, will there be an opportunity for Abgenix employees to enroll in the plan prior to the July 1st enrollment date?

Amgen will provide more details on its ESPP in the coming weeks.

Jobs

Q1:  What is the process for evaluating whether an employee will be retained after the closing of the merger?

For jobs in manufacturing, the process will be more like a placement / slotting process than a typical external interview process.

For all other jobs the process will be similar to a traditional application and interview process.

Q2:  What is the process for Amgen’s consideration of Abgenix employees for open positions at Amgen San Francisco and elsewhere in the Amgen organization?

Amgen intends to design a formal process for Abgenix employees to use in applying for open positions at Amgen.  The process will give Abgenix employees access to a list of open Amgen positions and will provide them with detailed information about those positions.  In addition, Amgen will set up a special selection process for Abgenix employees to allow them to be considered outside the normal hiring process for these vacancies.  Amgen expects to have this process up and running by mid to late January 2006.

Abgenix employees are discouraged from applying to open Amgen positions through Amgen’s external website.  If an application from an individual currently working at Abgenix is received outside of the Abgenix application process outlined above, the application will be routed into the Abgenix application process.

Q3:  If I have to interview, will I have to interview against other outside applicants or other Abgenix employees?  In other words, are these publicly posted job positions?  If I am not selected for the job I interview for, will I receive severance anyway?

It may be the case that Abgenix staff members will be considered for a job opportunity concurrent with other candidates both within and outside Abgenix and Amgen.

Active, regular, U.S., non-manufacturing employees who are not retained will be eligible to participate in a severance plan that will be established by Amgen.  For Abgenix employees in Burnaby whose positions are eliminated, Amgen intends to provide severance benefits that are, in the aggregate, substantially similar to the benefits provided to the U.S. employees.

Q4:  If a job is offered to me in the Bay Area, but it is not a great fit personally, do I have to accept it or can I take the severance?

If a person is offered a position at the Amgen San Francisco site and does not accept the position, they likely will not be entitled to a severance package.

Business

Q1:  How will the Fremont facility be operated and managed going forward after the merger closes?

Abgenix’s Fremont facility will be treated as a manufacturing site and will be operated similar to Amgen’s other manufacturing sites. Amgen anticipates that the Fremont site will be run by a Site Head or general manager.

Participants in Solicitation

Amgen and Abgenix and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Abgenix stockholders in connection with the merger.  Information about the directors and executive officers of Amgen and their ownership of Amgen’s stock is set forth in the proxy statement for Amgen’s 2005 Annual Meeting of Stockholders.  Information about the directors and executive officers of Abgenix and their ownership of Abgenix’s stock is set forth in the proxy statement for Abgenix’s 2005 Annual Meeting of Stockholders.

Additional Information About the Acquisition and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Abgenix by Amgen.  In connection with the proposed acquisition, Amgen and Abgenix intend to file relevant materials with the SEC, including Abgenix’s proxy statement for a Special Meeting of Stockholders for approval of the proposed merger.  STOCKHOLDERS OF ABGENIX ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ABGENIX’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Abgenix stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Abgenix.  Such documents are not currently available.

Amgen Forward-Looking Statement

This communication contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about future financial and operating results and Amgen’s anticipated acquisition of Abgenix. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  For example, statements of expected synergies, dilution and accretion, financial guidance, peak sales, timing of closing, industry ranking, execution of integration plans and management and organizational structure are all forward-looking statements. Risks, uncertainties and assumptions include the possibility that the development of certain products may not develop as expected or proceed as planned; that the acquisition does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that prior to the closing of the acquisition, the businesses of the companies suffer due to uncertainty; that the parties are unable to successfully execute their integration strategies, or achieve planned synergies, as well as other risks that are discussed below and others that can be found in Amgen’s and Abgenix’s Form 10-K for the year ended December 31, 2004, and in Amgen’s periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Amgen’s results may be affected by its ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. The length of time that it takes for Amgen to complete clinical trials and obtain regulatory approval for product marketing has in the past varied and Amgen expects similar variability in the future.  Further, only the FDA can determine whether the product candidates are safe and effective for the use(s) being investigated. In addition, sales of Amgen’s products are affected by reimbursement policies imposed by third party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. In addition, Amgen competes with other companies with respect to some of Amgen’s marketed products as well as for the discovery and development of new products. Amgen, or others could identify side effects or manufacturing problems with Amgen’s products after they are on the market. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole first party suppliers.

Abgenix Forward-Looking Statement

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to uncertainties that could cause actual future events and results of Abgenix and Amgen to differ materially from those expressed in the forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs, and assumptions that Abgenix believes are reasonable but are not guarantees of future events and results.

Actual future events and results of Abgenix may differ materially from those expressed in these forward-looking statements as a result of a number of important factors. Factors that could cause actual results to differ materially from those contemplated above include, among others: the financial performance of Abgenix, regulatory review and approvals, the uncertainty of the outcome of research and development activities, manufacturing capabilities and difficulties and the complexity of Abgenix’s products, competition generally and the increasingly competitive nature of Abgenix’s industry, litigation, stock price and interest rate volatility,marketing effectiveness, liability from as-yet-unknown litigation and claims and changes in laws, including tax laws, that could affect the demand for Abgenix’s products. In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions and governmental and public policy changes. Abgenix undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause Abgenix’s actual results to differ materially from those contemplated in the forward-looking statements included in this communication should be considered in connection with information regarding risks and uncertainties that may affect Abgenix’s future results included in Abgenix’s filings with the Securities and Exchange Commission at www.sec.gov.